Woodward Reports Fourth Quarter and Fiscal Year 2012 Results

FORT COLLINS, CO -- (Marketwire - November 13, 2012) - Woodward, Inc. (NASDAQ: WWD) today reported record financial results for its fourth quarter and fiscal year 2012. (All per share amounts are presented on a fully diluted basis.)

Fourth Quarter Fiscal 2012 Highlights

  Net sales for the fourth quarter of 2012 were $528.7 million, an increase of 8 percent from $489.3 million in the fourth quarter of last year.
  Earnings per share were $0.66 in the fourth quarter of 2012, up 10 percent from $0.60 in the fourth quarter of last year.
  Total EBIT(1) for the quarter was $72.4 million compared to $64.8 million in the fourth quarter of the prior year, an increase of 12 percent.
  Free cash flow(2) for the fourth quarter of 2012 was $59.8 million, an increase of 15 percent from $52.2 million for the fourth quarter of the prior year.

Woodward experienced a record quarter on higher sales and earnings over the fourth quarter of the previous year and sharply higher over the third quarter of fiscal 2012.

"Woodward finished the year with strong sales and earnings, while continuing our strategic investments in future growth," said Thomas A. Gendron, Chairman and Chief Executive Officer. "Fourth quarter profitability improved as we recovered from the impacts of the unusual operational issues experienced in the third quarter."

Net sales for the fiscal 2012 fourth quarter were $528.7 million, an increase of 8 percent from $489.3 million for the 2011 fourth quarter. Foreign currency exchange rates had an unfavorable impact of approximately $10 million on net sales for the fourth quarter of 2012.

EBIT was $72.4 million for the fourth quarter of 2012 compared to $64.8 million for the fourth quarter of 2011, an increase of 12 percent. The current quarter EBIT was primarily impacted by the increased sales volume and favorable price changes. Foreign currency exchange rates had an insignificant impact on EBIT for the quarter.

Net earnings for the 2012 fourth quarter were $46.1 million or $0.66 per share, an increase of 11 percent from $41.7 million, or $0.60 per share in the 2011 fourth quarter.

Quarterly Segment Results

Aerospace

Aerospace net sales for the fourth quarter of fiscal 2012 were $264.0 million, an increase of 9 percent from $241.7 million for the fourth quarter a year ago. Segment earnings for the fourth quarter of 2012 increased to $47.9 million from $40.9 million for the same quarter a year ago, an increase of 17 percent. Segment earnings as a percent of segment net sales were 18.1 percent this quarter compared to 16.9 percent in the same quarter of the prior year.

The sales increase was attributable to strength across all end markets. Segment earnings were positively impacted by the higher sales volumes and price increases, partially offset by investments in research and development and manufacturing technology and capacity.

Energy

Energy net sales for the fourth quarter of fiscal 2012 were $264.7 million, an increase of 7 percent from $247.6 million for last year's fourth quarter. Segment earnings for the fourth quarter increased to $34.2 million, up 3 percent from $33.2 million for last year's fourth quarter. Segment earnings as a percent of segment net sales were 12.9 percent this quarter compared to 13.4 percent in the same quarter of the prior year.

The sales increase was mainly related to growth in compressed natural gas engines and strength in the wind turbine market primarily associated with the impending expiration of government incentives. Segment earnings benefitted from the increased sales volume and lower research and development costs, largely offset by expenses primarily associated with product warranty, increased accounts receivable reserves, and overhead cost reduction initiatives.

Nonsegment

Nonsegment expenses totaled $9.7 million for the fourth quarter of fiscal 2012, compared to $9.3 million for the same quarter last year. Nonsegment expenses were 1.8 percent of consolidated net sales for the fourth quarter of 2012, down from 1.9 percent of consolidated net sales for the same quarter of the prior year.

Full Year 2012 Results

Net sales for fiscal 2012 were $1.87 billion, an increase of 9 percent from $1.71 billion last year. Net earnings for fiscal 2012 increased 7 percent to $141.6 million, or $2.01 per share, compared with $132.2 million, or $1.89 per share, last year. Earnings per share for fiscal year 2012 reflected both volume and price increases, partially offset by $27.6 million of increased research and development expense, as well as manufacturing costs, primarily associated with recent aerospace awards.

Full year segment results can be found in the tables included herein.

Cash Flow and Financial Position

Net cash generated from operating activities was $144.1 million for fiscal 2012, compared to $114.6 million for the prior year primarily as a result of improved working capital utilization. Free cash flow was $79.2 million for 2012, compared to $66.4 million in 2011. Capital expenditures for 2012 were $64.9 million compared with $48.3 million in 2011.

Total debt declined to $392.2 million at September 30, 2012 from $425.2 million at September 30, 2011. The ratio of debt-to-debt-plus-equity was 28.0 percent at September 30, 2012, down from 31.6 percent at September 30, 2011.

Outlook

"Overall economic uncertainty continues to impact the markets we serve. We continue to anticipate market share growth in our Aerospace segment, while in our Energy segment growth in natural gas offerings is being offset by the significant decline in the wind turbine market," said Mr. Gendron. "Therefore, we expect our sales to be between $1.85 billion and $2.00 billion and earnings per share to be between $2.15 and $2.35 per share for fiscal 2013."

Non- U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

(1) EBIT is defined as net earnings before interest and taxes.
(2) Free cash flow is derived from net cash provided by operating activities less payments for property, plant, and equipment.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, November 13, 2012 to provide an overview of the financial performance for the fourth quarter and fiscal 2012, business highlights, and outlook for fiscal 2013. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-814-8482 (domestic) or 1-703-639-1372 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1592537. An audio replay will be available by telephone from 7:30 p.m. EST on November 13, 2012 until 11:59 p.m. EST on November 18, 2012. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1592537.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. Our aerospace systems and components optimize the performance of fixed wing and rotorcraft platforms in the commercial, business and military aircraft, ground vehicles and other equipment. Our energy-related systems and components enhance the performance of industrial gas and steam turbines, reciprocating engines, compressors, wind turbines, electrical grids and other energy-related industrial equipment. The company's innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, our significant customers; instability in the financial markets, sovereign credit rating downgrades and uncertainty surrounding European sovereign and other debt defaults, or other prolonged unfavorable economic and other industry conditions; Woodward's ability to obtain financing, on acceptable terms or at all; Woodward's long sales cycle and implementation period of some of our products and services; Woodward's ability to implement and realize the intended effects of restructuring efforts; Woodward's ability to successfully manage competitive factors; Woodward's ability to manage expenses while responding to sales increases or decreases; the ability of Woodward's subcontractors and suppliers to meet their obligations; the success of, or expenses associated with, Woodward's product development activities; Woodward's ability to integrate acquisitions and manage costs thereto; Woodward's debt obligations, debt service requirements and ability to operate its business and pursue its business strategies in light of restrictive covenants in its outstanding debt agreements; risks related to U.S. Government contracting activities; reductions in defense sales due to a decrease in the amount of U.S. Federal defense spending; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future subsidiary results or changes in domestic and international tax statutes; environmental liabilities; Woodward's continued access to a stable workforce and favorable labor relations; the geographical location of a significant portion of our Aerospace business in California, which historically has been susceptible to natural disasters; Woodward's ability to successfully manage regulatory, tax and legal matters; liabilities that may result from legal and regulatory proceedings, inquiries, or investigations by private or U.S. Government persons or entities; risks from operating internationally including the impact on reported earnings from fluctuations in foreign currency exchange rates; fair value of defined benefit plan assets and assumptions used in determining Woodward's retirement pension and other postretirement benefit obligations and related expenses, and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2012 which we expect to file shortly.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                               --------------------  ----------------------
                                Three-Months Ended         Year Ended
                                   September 30,          September 30,
                               --------------------  ----------------------
(Unaudited - in thousands
 except per share amounts)        2012       2011       2012        2011
                               ---------  ---------  ----------  ----------

Net sales                      $ 528,697  $ 489,294  $1,865,627  $1,711,702
                               ---------  ---------  ----------  ----------
Costs and expenses:
  Cost of goods sold             366,990    340,015   1,303,344   1,198,153
  Selling, general, and
   administrative expenses        45,528     39,322     164,512     148,903
  Research and development
   costs                          36,077     35,572     143,274     115,633
  Amortization of intangible
   assets                          8,118      8,973      32,809      34,993
  Interest expense                 6,532      6,238      26,003      25,399
  Interest income                    (67)      (209)       (542)       (534)
  Other (income) expense, net       (366)       633      (1,580)      1,588
                               ---------  ---------  ----------  ----------
Total costs and expenses         462,812    430,544   1,667,820   1,524,135
                               ---------  ---------  ----------  ----------
Earnings before income taxes      65,885     58,750     197,807     187,567
Income taxes                      19,766     17,060      56,218      55,332
                               ---------  ---------  ----------  ----------
Net earnings                   $  46,119  $  41,690  $  141,589  $  132,235
                               =========  =========  ==========  ==========

Earnings per share amounts:
Basic earnings per share       $    0.67  $    0.61  $     2.06  $     1.92
Diluted earnings per share     $    0.66  $    0.60  $     2.01  $     1.89
                               =========  =========  ==========  ==========
Weighted average common shares
 outstanding:
Basic                             68,604     68,830      68,880      68,797
Diluted                           69,878     70,062      70,307      70,140
                               =========  =========  ==========  ==========
Cash dividends per share paid
 to Woodward common
 stockholders                  $    0.08  $    0.07  $     0.31  $     0.27
                               =========  =========  ==========  ==========

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

                                              ------------------------------
                                                       September 30,
(Unaudited - in thousands)                         2012            2011
                                              --------------  --------------

Assets
  Current assets:
    Cash and cash equivalents                 $       61,829  $       74,539
    Accounts receivable                              354,386         297,614
    Inventories                                      398,229         381,555
    Income taxes receivable                            7,485           2,456
    Deferred income tax assets                        40,277          38,270
    Other current assets                              41,271          23,359
                                              --------------  --------------
      Total current assets                           903,477         817,793
  Property, plant, and equipment - net               234,505         206,725
  Goodwill                                           461,374         462,282
  Intangible assets - net                            235,563         268,897
  Deferred income tax assets                           9,129          10,466
  Other assets                                        15,916          15,271
                                              --------------  --------------
Total assets                                  $    1,859,964  $    1,781,434
                                              ==============  ==============

Liabilities and stockholders' equity
  Current liabilities:
    Short-term borrowings                     $          329  $            -
    Current portion of long-term debt                  7,500          18,374
    Accounts payable                                 124,914         123,453
    Income taxes payable                              14,141           5,440
    Deferred income tax liabilities                      800              74
    Accrued liabilities                              132,184         133,516
                                              --------------  --------------
      Total current liabilities                      279,868         280,857
    Long-term debt, less current portion             384,375         406,875
    Deferred income tax liabilities                   78,163          85,911
    Other liabilities                                109,443          88,694
                                              --------------  --------------
    Total liabilities                                851,849         862,337
    Stockholders' equity                           1,008,115         919,097
                                              --------------  --------------
Total liabilities and stockholders' equity    $    1,859,964  $    1,781,434
                                              ==============  ==============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               ----------------------------
                                                        Year Ended
                                                       September 30,
                                               ----------------------------
(Unaudited - in thousands)                          2012           2011
                                               -------------  -------------
Net cash provided by operating activities      $     144,113  $     114,623
                                               -------------  -------------

Cash flows from investing activities:
Payments for property, plant, and equipment          (64,900)       (48,255)
Business acquisitions, net of cash and
 marketable securities acquired                            -        (38,698)
Business acquisitions, marketable securities
 acquired                                                  -         (8,463)
Proceeds from the sale of marketable
 securities                                                -          8,217
Proceeds from sale of other assets                       283             59
                                               -------------  -------------
Net cash used in investing activities                (64,617)       (87,140)
                                               -------------  -------------

Cash flows from financing activities:
Cash dividends paid                                  (21,351)       (18,581)
Proceeds from sales of treasury stock                  6,286          2,482
Payments for repurchases of common stock             (44,110)        (6,837)
Excess tax benefits from stock compensation            3,990          3,558
Payments of long-term debt                           (33,365)       (18,430)
Borrowings on revolving lines of credit and
 short-term borrowings                               187,865        164,557
Payments on revolving lines of credit and
 short-term borrowings                              (187,591)      (182,728)
Payment of debt financing costs                       (2,185)             -
                                               -------------  -------------
Net cash used in financing activities                (90,461)       (55,979)
                                               -------------  -------------
Effect of exchange rate changes on cash and
 cash equivalents                                     (1,745)        (2,544)
                                               -------------  -------------
Net change in cash and cash equivalents              (12,710)       (31,040)
Cash and cash equivalents at beginning of
 period                                               74,539        105,579
                                               -------------  -------------
Cash and cash equivalents at end of period     $      61,829  $      74,539
                                               =============  =============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                               --------------------  ----------------------
                                Three-Months Ended         Year Ended
                                   September 30,          September 30,
                               --------------------  ----------------------
(Unaudited - in thousands)        2012       2011       2012        2011
                               ---------  ---------  ----------  ----------
Net sales:
Aerospace                      $ 264,046  $ 241,701  $  896,083  $  843,032
Energy                           264,651    247,593     969,544     868,670
                               ---------  ---------  ----------  ----------
Total consolidated net sales   $ 528,697  $ 489,294  $1,865,627  $1,711,702
                               =========  =========  ==========  ==========
Segment earnings*:
Aerospace                      $  47,915  $  40,945  $  130,192  $  129,502
As a percent of segment sales       18.1%      16.9%       14.5%       15.4%
Energy                            34,177     33,177     126,441     113,872
As a percent of segment sales       12.9%      13.4%       13.0%       13.1%
                               ---------  ---------  ----------  ----------
Total segment earnings            82,092     74,122     256,633     243,374
Nonsegment expenses               (9,742)    (9,343)    (33,365)    (30,942)
                               ---------  ---------  ----------  ----------
EBIT                              72,350     64,779     223,268     212,432
Interest expense, net             (6,465)    (6,029)    (25,461)    (24,865)
                               ---------  ---------  ----------  ----------
  Consolidated earnings before
   income taxes                $  65,885  $  58,750  $  197,807  $  187,567
                               =========  =========  ==========  ==========

Payments for property, plant
 and equipment                 $  20,676  $  15,615  $   64,900  $   48,255
Depreciation expense               6,629      9,121      35,808      40,400
                               =========  =========  ==========  ==========
*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA

                                 --------------------  --------------------
                                  Three-Months Ended        Year Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
(Unaudited - in thousands)          2012       2011       2012       2011
                                 ---------  ---------  ---------  ---------
Net earnings                     $  46,119  $  41,690  $ 141,589  $ 132,235
Income taxes                        19,766     17,060     56,218     55,332
Interest expense                     6,532      6,238     26,003     25,399
Interest income                        (67)      (209)      (542)      (534)
                                 ---------  ---------  ---------  ---------
EBIT                                72,350     64,779    223,268    212,432
Amortization of intangible
 assets                              8,118      8,973     32,809     34,993
Depreciation expense                 6,629      9,121     35,808     40,400
                                 ---------  ---------  ---------  ---------
EBITDA                           $  87,097  $  82,873  $ 291,885  $ 287,825
                                 =========  =========  =========  =========

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW

                                 --------------------  --------------------
                                  Three-Months Ended        Year Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
(Unaudited - in thousands)          2012       2011       2012       2011
                                 ---------  ---------  ---------  ---------

Net cash provided by operating
 activities                      $  80,460  $  67,823  $ 144,113  $ 114,623
Payments for property, plant,
 and equipment                     (20,676)   (15,615)   (64,900)   (48,255)
                                 ---------  ---------  ---------  ---------
Free cash flow                   $  59,784  $  52,208  $  79,213  $  66,368
                                 =========  =========  =========  =========

CONTACT:
Robert F. Weber, Jr.
Vice Chairman, Chief Financial Officer and Treasurer
970-498-3112

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058